Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A, File No. 333-248516 and 333-249250, of our report (which contains explanatory paragraphs relating to the Company’s ability to continue as a going concern) dated March 24, 2021, except for the effect of restatement described in Note 25, which is dated May 14, 2021, with respect to our audit of the consolidated balance sheets of Hycroft Mining Holding Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020 and 2019, and the related notes to the consolidated financial statements. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Plante & Moran PLLC

Denver, Colorado

May 19, 2021